CONSULTING AND SERVICES AGREEMENT

This Consulting and Services Agreement (the "Agreement") is made and entered into as of the 1st day of May, 2013, by and between Nelnet, Inc., a Nebraska corporation ("Nelnet") and Union Bank and Trust Company, a Nebraska state banking corporation ("Union Bank").

WHEREAS, Union Bank is engaged in banking operations including the origination, holding and servicing of loans secured by a mortgage or trust deed lien on real estate ("Mortgage Loans");

WHEREAS, Union Bank wishes to expand its operations with respect to Mortgage Loans, including but not limited to expanding the origination, holding and servicing of Mortgage Loans, the funding, participation and financing of Mortgage Loans, the purchase from third party sellers from time to time of Servicing Rights (as defined herein below), engagement of Union Bank, or third party servicing agents to service Mortgage Loans held by or on behalf of Union Bank as well as Mortgage Loans with respect to which Servicing Rights are acquired by Union Bank and/or Nelnet, and the securitization of Mortgage Loans (collectively, the "Mortgage Loan Operations"); and

WHEREAS, Union Bank wishes to engage Nelnet to assist in performing certain duties in connection with Mortgage Loan Operations and expansion of such operations and Nelnet wishes to perform such duties.

NOW, THEREFORE, IN CONSIDERATION OF the foregoing premises and the mutual covenants and promises herein contained, the parties hereto agree as follows:

1. Expansion of Mortgage Loan Operations. Union Bank shall, with such assistance to be provided by employees of Nelnet or its subsidiaries or affiliates as may be mutually agreed upon from time to time, use commercially reasonable efforts to expand mutually agreed upon aspects of Union Bank's Mortgage Loan Operations.

2. Servicing of Mortgage Loans. (a) *Union Bank's Mortgage Loans.* Union Bank shall, with such assistance to be provided by employees of Nelnet or its subsidiaries or affiliates as may be mutually agreed upon from time to time, service the portfolio of Mortgage Loans held by or on behalf of Union Bank at the inception of this Agreement and those Mortgage Loans originated or otherwise held by Union Bank during the term of this Agreement.

   (b) *Mortgage Loans Held by Third Parties.* Upon acquisition of Servicing Rights (as defined herein below) sold by third parties with respect to Mortgage Loans held by or on behalf of third parties, servicing shall be performed by such servicing agents or subservicing agents and upon such terms and conditions as Union Bank and Nelnet may

mutually agree upon from time to time. In the event the parties agree that Union Bank shall serve as the servicing agent with respect to such Servicing Rights, Union Bank shall, with such assistance to be provided by employees of Nelnet or its subsidiaries or affiliates as may be mutually agreed upon from time to time, service portfolios of Mortgage Loans held by or on behalf of third parties with respect to which Union Bank and/or Nelnet acquires Servicing Rights (as defined below) during the term of this Agreement.

(c) *Union Bank as Servicing Agent.* Union Bank or third party servicers shall serve as the servicer or servicing agent with respect to all Mortgage Loans either held by or on behalf of Union Bank or of third parties engaging Union Bank to act as servicer. Notwithstanding any other provision herein, Nelnet shall engage in activities to assist Union Bank's servicing of Mortgage Loans and shall not be deemed to be a servicer or subservicer of any Mortgage Loans.

(d) *Acquisition of Servicing Rights.* The parties shall use best efforts in good faith to identify Mortgage Loan Servicing Rights offered for sale by holders of Mortgage Loans or Servicing Rights therein and purchase such Servicing Rights upon such terms and conditions as are mutually agreed upon from time to time by Union Bank, Nelnet and the third party sellers. "Servicing Rights," as defined herein, shall mean the rights to service Mortgage Loans, which rights include, without limitation, one or more of the following rights: (i) the right to receive all amounts payable with respect to the Mortgage Loans and to retain any interest income relating thereto; (ii) the right to receive and retain fees paid in consideration of servicing functions, late fees, assumption fees, penalties, or similar payments with respect to the Mortgage Loans; (iii) all custodial rights to service escrow payments and escrow accounts with respect to the Mortgage Loans, including the right to retain any interest income relating thereto; (iv) all custodial rights to service any accounts and payments related to the real estate pledged as collateral to secure the Mortgage Loans including, but not limited to, the right to retain any interest income relating thereto; (v) all rights to possess and use servicing files and documentation relating to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans; and (vi) the right to proceed with judicial or nonjudicial foreclosure of liens pledged in connection with the Mortgage Loans and collection of deficiencies in respect thereof.

(e) *Access to Mortgage Loan Documentation.* Prior to the acquisition of any Servicing Rights, both Nelnet and Union Bank shall have unimpeded access to all documents relating to each Mortgage Loan file with respect to which Servicing Rights are offered for sale and which the parties and contemplating purchase thereof by Union Bank and/or Nelnet, as well as all of the terms, conditions, representations and warranties contained in any Servicing Rights purchase agreement or servicing agreement with a third party, and the acquisition of Servicing Rights shall be conditioned upon the approval of both Union Bank and Nelnet. Each seller of Servicing Rights shall be an approved seller and servicer

for either Federal National Mortgage Association (FNMA) or Federal Home Loan Mortgage Corporation (FHLMC) and a member of the electronic system of recording transfers of Mortgage Loans maintained by Mortgage Electronic Registration System, Inc. (MERS), unless otherwise expressly agreed by the parties hereto.

3. Duties of Nelnet. Nelnet shall assist Union Bank in developing and implementing operational and strategic planning with respect to the expansion of Union Bank's Mortgage Loan Operations. Nelnet shall furnish such other consulting or advisory services related to expansion of Union Bank's Mortgage Loan Operations as may be reasonably requested by Union Bank from time to time. Nelnet shall provide the services of those of its officers or employees as may be required to furnish the services requested by Union Bank under this Agreement. Nelnet's services hereunder need not be exclusively provided to Union Bank. Nelnet will perform the services in accordance with this Agreement and discharge its responsibilities, duties and obligations under this Agreement, with the same degree and care and skill under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. It is expressly agreed that none of the undertakings pursuant to this Agreement shall constitute a subcontracting or delegation of any of the obligations undertaken by Union Bank pursuant to any acquired Servicing Rights or any of the Mortgage Loans held by or on behalf of Union Bank.

4. Expenses; Compensation. (a) *Reimbursement for 50% of Expenses.* Each party hereto shall pay and reimburse the other party, and be responsible for an amount equal to 50.0% of all Union Bank's and Nelnet's aggregate costs incurred directly with respect to the Mortgage Loan Operations and expansion and assistance therewith. Each party shall pay and reimburse such amounts on a quarterly basis within thirty (30) days following each party's invoices therefor.

   (b) *Compensation for 50% of Net Income.* As compensation for the duties and obligations performed in accordance with this Agreement, each party shall be entitled to receive 50.0% of the net income, after deducting expenses related thereto, received directly with respect to the Mortgage Loan Operations. Union Bank shall distribute and pay such compensation on a quarterly basis.

5. Representations and Warranties. Each party to this Agreement represents and warrants to the other party hereto as follows:

   (a) Such party is a duly organized, validly existing corporation in good standing under the laws of the State of Nebraska and is qualified to transact business in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which it transacts business, or is otherwise exempt or not required under applicable law to effect such qualification or license.

(b) Such party has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of the party making these representations and warranties, enforceable against it in accordance with its terms, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity.

(c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or violate, any of the terms, conditions or provisions of such party's articles of incorporation or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any material agreement or instrument to which such party is now a party or by which it or its assets is or are bound or may be bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which such party or its property is subject.

(d) The party is not in violation of, and the execution and delivery of this Agreement by such party and its performance and compliance with the terms of this Agreement will not constitute or result in the violation of any judgment, order or decree of any court or any law, rule, regulation, order or decree of any governmental authority having jurisdiction over such party or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of such party or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

6. Cooperation. Union Bank shall provide such access to its information and property as may be reasonably required in order to permit Nelnet to perform the services hereunder. Nelnet shall cooperate with Union Bank's personnel, shall not interfere with the conduct of Union Bank's business and shall observe all rules, regulations and security requirements of Union Bank concerning the safety of persons and property. Nelnet shall have access to Proprietary Information (as defined below) only to the extent such access is reasonably necessary for Nelnet to perform the services undertaken herein.

7. Proprietary Information. (a) *Protection of Proprietary Information.* (i) Each party to this Agreement acknowledges that its relationship with the other party hereto is one of high trust and confidence and that in the course of performing hereunder, each party will

have access to and contact with Proprietary Information (as defined below). Each party receiving Proprietary Information (the "Recipient") disclosed by the other party (the "Disclosing Party") will not, during the term of this Agreement or at any time thereafter, disclose to others, or use for its benefit or the benefit of others, any Proprietary Information, unless required to do so under applicable law.

(ii) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Disclosing Party, including, without limitation, any invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Recipient in the course of its performance under this Agreement.

(iii) The Recipient's obligations under this Section 7 shall not apply to any information that (A) is or becomes known to the general public under circumstances involving no breach by the Recipient or others of the terms of this Section 7, (B) is generally disclosed to third parties by the Disclosing Party without restriction on such third parties, or (C) is approved for release with written authorization by the Disclosing Party.

(iv) Upon termination of this Agreement or at any other time upon request by the Disclosing Party, the Recipient shall promptly deliver to the Disclosing Party all records, files, memoranda, notes, etc. relating to the Proprietary Information of the Disclosing Party (and all copies or reproductions thereof).

(b) *Remedies.* The Recipient acknowledges that any breach of the provisions of this Section 7 shall result in serious and irreparable injury to the Disclosing Party for which the Disclosing Party cannot be adequately compensated by monetary damages alone. The Recipient agrees, therefore, that, in addition to any other remedy it may have, the Disclosing party shall be entitled to enforce the specific performance of this Agreement by the Recipient and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

8. Indemnification. (a) Each party, at its own expense, will defend, indemnify and hold the other party and its subsidiaries and affiliates, and their respective directors, officers, employees and agents, harmless for and against any and all third party claims, actions, demands, liabilities, losses, damages, judgments, settlements, costs and expenses, (including reasonable attorneys' fees) (any or all of the foregoing hereinafter referred to as "Losses") insofar as such Losses (or actions in respect thereof) are based on, arise out of, or are related to that party's breach of any representation, warranty, covenant or agreement made by it hereunder.

(b) The indemnified party agrees to promptly notify the indemnifying party of any claim for which the indemnified party seeks indemnification. The indemnified party also agrees to give the indemnifying party the opportunity to defend or negotiate a settlement and to cooperate to the extent reasonable, at the indemnifying party's expense, in defending or settling such claim. The indemnifying party shall not have the right, without the indemnifying party's consent, to settle any claim if such settlement contains an acknowledgment of liability or wrongdoing on the party of the indemnified party or imposes any obligation upon the indemnified party. The indemnified party reserves the right, at its own expense, to participate in the defense of any matter subject to indemnification by the indemnifying party.

9. Independent Contractor. Nothing herein shall make either party the agent of the other party for any purpose whatsoever. Neither party shall bind or attempt to bind the other party to any agreement or performance of any obligation, nor represent that it has any right to enter into any undertaking on behalf of the other party. The relationship of the parties shall be that of independent contractors.

10. Term. The initial term of this Agreement shall commence on the date first set forth above and shall end on the later of (i) three (3) years from the commencement date, or (ii) the termination of ownership of Servicing Rights acquired in accordance with this Agreement by or on behalf of Union Bank.

11. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party as set forth below:

(a) If to Nelnet:

Nelnet, Inc.
Attention: Terry Heimes, CFO
121 South 13th Street, Suite 201
Lincoln, NE 68508

(b) If to Union Bank:

Union Bank and Trust Company
Attention: Brad Crain, CFO
4243 Pioneer Woods Drive
Lincoln, NE 68506

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both Union Bank and Nelnet.

14. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Nebraska.

15. Assignment. This Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and permitted assigns, including any corporation or entity which, or into which, either party may be merged or which may succeed to its assets or business, all subject to the restriction on assignment set forth in Section 15 hereof.

17. Audit Rights. Each party hereto shall have the right, to be exercised no more frequently than once per calendar year, to audit the books and records of the other party solely as they relate to this Agreement in order to confirm compliance. Such audit shall be at the sole expense of the party requesting the audit, shall occur within a reasonable time following written request of the audit, and shall not unreasonably interfere with the operations of the party being audited pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting and Services Agreement as of the day and year first set forth above.

Union Bank and Trust Company	**Nelnet, Inc.**
By: Angie Muhleisen	By: [signature]
Title: President & CEO	Title: CFO